UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington,  DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):    January 6, 2014

Frontier Communications Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-11001	06-0619596
(Commission File Number)	(IRS Employer Identification No.)

3 High Ridge Park, Stamford, Connecticut	06905
(Address of principal executive offices)	(Zip Code)

(203) 614-5600

(Registrant’s telephone number, including area code)

_________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Jennifer Lem has been appointed to the position of Senior Vice President and Controller of Frontier Communications Corporation (the “Company”) and will serve as the Company’s designated chief accounting officer, effective January 6, 2014.

Ms. Lem, 53, was Assistant Corporate Controller at International Flavors and Fragrances Corporation from 2011 to July 2012.  From 2005 to 2011, she was Assistant Corporate Controller at Loews Corporation.  Before joining Loews, Ms. Lem held various positions with HLTH Corporation, Onsite Access Inc., Meldisco, The Perrier Group of America, PepsiCo Inc., Primerica Corporation and was a Senior Accountant with Ernst & Young LLP (then Ernst & Whinney).  Ms.  Lem is a certified public accountant.  She has no family relationship to any other director or executive officer of the Company.

The information set forth in the press release issued by Frontier Communications Corporation on January 6, 2014, attached hereto as Exhibit 99.1, is incorporated herein by reference.

On December 16, 2014, the Company entered into an employment arrangement with Ms. Lem pursuant to which she will receive an annual base salary of $240,000, an annual incentive target of 50% of base salary and long-term incentive compensation in the form of annual awards of (i) restricted stock and (ii) performance shares under the Company’s Long-Term Incentive Plan, in each case in amounts determined each year by the Compensation Committee of the Board of Directors.  In addition, Ms. Lem will receive a sign-on grant of 10,000 restricted shares and a sign-on cash bonus of $5,000.

Item 9.01         Financial Statements and Exhibits

(d)        Exhibits

10.1     Press Release of Frontier Communications Corporation released on January 6, 2014 announcing appointment of Jennifer Lem as Senior Vice President and Controller of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER Communications CORPORATION

Date: January 6, 2014	By:/s/ David G. Schwartz
David G. Schwartz
Vice President,
Corporate Counsel
and Assistant Secretary